AMENDMENT TO THE
DEPOSIT AGREEMENT
BETWEEN
BANK OF AMERICA CORPORATION
AND EQUISERVE, INC.

        This Amendment (the "Amendment") to the Deposit Agreement relating to Series VI 6.75% Perpetual Preferred Stock of Fleet Financial Group, Inc. dated February 21, 1996 (the "Deposit Agreement") is entered into between Bank of America Corporation, as successor to FleetBoston Financial Corporation and Fleet Financial Group, Inc., and EquiServe, Inc., as successor to First Chicago, NBD and Fleet National Bank.

        The parties agree as follows:

         1.   All references to "Series VI 6.75% Perpetual Preferred Stock" should be replaced with references to "Bank of America 6.75% Perpetual Preferred Stock."

         2.   All references to Rhode Island and the laws of Rhode Island should be replaced with Delaware and the laws of Delaware.

         3.   All other terms of the Deposit Agreement will remain in effect.

        This Amendment shall be effective at 12:01 a.m. April 1, 2004.

                                                                                                     Bank of America Corporation

                                                                                                     /s/ Jane R. Smith
                                                                                                     Name: Jane R. Smith
                                                                                                     Title: Vice President

                                                                                                      EquiServe, Inc.

                                                                                                      /s/ Georgia F. Lonkart
                                                                                                      Name: Georgia F. Lonkart
                                                                                                      Title: Senior Managing Director